                                November 26, 1998




               (1) ROBERT WILLIAM THOMPSON, YVONNE JAYNE THOMPSON
                            DOMINIC FROST & IAN SMITH
                    AND THE OTHER PARTIES NAMED IN SCHEDULE 1

                           (2) TIER TECHNOLOGIES, INC.










                                    AGREEMENT
                        For the sale and purchase of the
                         entire issued share capital of
                         Midas Computer Software Limited










                                    EVERSHEDS
                               S O L I C I T O R S

                     Senator House, 85 Queen Victoria Street
                                 London EC4V 4JL
                     Tel: 0171 919 4500   Fax: 0171 919 4919

                                    CONTENTS


1.       Interpretation........................................................1

2.       Sale and purchase.....................................................6

3.       Consideration For A Shares and C Shares...............................6

4.       Consideration For B Shares............................................8

5.       US Securities Laws...................................................11

6.       Warranties/Indemnity.................................................13

7.       Restrictive covenants................................................15

8.       Management of Midas..................................................18

10.      Announcements........................................................22

11.      Costs................................................................22

12.      Interest.............................................................22

13.      Notices..............................................................23

14.      General..............................................................23

SCHEDULE 1

         Part 1 - The Sellers of the A Shares.................................25

         Part 2 - The Sellers of the C Shares.................................26

         Part 3 - The Sellers of the B Shares.................................27

         Part 4 - Consideration For The B Shares..............................28

SCHEDULE 2

         Details of Midas.....................................................30

SCHEDULE 3

         The Properties.......................................................31

SCHEDULE 4

         Non-Taxation Warranties..............................................32

SCHEDULE 5

         Taxation.............................................................51

SCHEDULE 6

         Provisions regarding Retention Fund..................................73

SCHEDULE 7

         Adjustment of Consideration..........................................75

SCHEDULE 8

         Warrantors' Limitations..............................................77

SCHEDULE 9

         Form Of Loan Notes...................................................82

THIS AGREEMENT is made on                        November 26, 1998

BETWEEN

(1) The persons whose names and addresses are set out in Schedule 1 ("the Sellers"), and

(2) TIER TECHNOLOGIES, INC. a Company incorporated in California, whose principal place of business is at 1350 Treat Blvd., Walnut Creek, California ("the Buyer")

OPERATIVE CLAUSES

1.       Interpretation
         --------------

         In this Agreement:

1.1 the following expressions have the following meanings unless inconsistent with the context:

         Expression                               Meaning
         ----------                               -------

         "A Shares"                               The A shares of 1p each in the
                                                  capital of Midas

         "the Accounting Date"                    28 February 1998

         "Accounting Standards"                   The statements of standard
                                                  accounting practice referred
                                                  to in section 256 of the Act
                                                  issued by the Accounting
                                                  Standards Board or such other
                                                  body as may be prescribed
                                                  thereunder by the Secretary of
                                                  State from time to time,
                                                  including, without limitation,
                                                  the statements of standard
                                                  accounting practice formerly
                                                  issued by the Accounting
                                                  Standards Committee and since
                                                  adopted by the Accounting
                                                  Standards Board and any
                                                  financial reporting standards
                                                  issued by the Accounting
                                                  Standards Board or such other
                                                  body as aforesaid

         "the Accounts"                           The audited accounts
                                                  of Midas for the financial
                                                  year which ended on the
                                                  Accounting Date, comprising a
                                                  balance sheet, a profit and
                                                  loss account, notes and
                                                  directors' and auditors'
                                                  reports

         "the Act"                                The Companies Act 1985

         "Auditors"                               The auditors for the time
                                                  being of the Buyer

         "B Shares"                               The B shares of 1p each in the
                                                  capital of Midas

         "Business Day"                           Any day (other than Saturday
                                                  or Sunday) on which Clearing
                                                  Banks are open for a full
                                                  range of banking transactions

         "Buyer's Solicitors"                     Eversheds of Senator House, 85
                                                  Queen Victoria Street, London
                                                  EC4V 4JL

         "C Shares"                               The C shares of 1p each in the
                                                  capital of Midas

         "Clearing Bank"                          A UK bank which is a member of
                                                  CHAPS Clearing Company Limited

         "Completion"                             Completion of the sale and
                                                  purchase in accordance with
                                                  clause 9

         "the Completion Statement"               The balance sheet prepared in
                                                  accordance with Schedule 7 and
                                                  if appropriate, any
                                                  replacement balance sheet
                                                  adopted under paragraph 4 of
                                                  such schedule

         "Computer Systems"                       All computer hardware,
                                                  software, microprocessors and
                                                  firmware and any other items
                                                  that connect with any or all
                                                  of them which in each case are
                                                  used in Midas' business

         "Contract"                               Any legally binding agreement
                                                  or commitment whether
                                                  conditional or unconditional
                                                  and whether by deed or under
                                                  hand

         "Covenantors"                            Robert Thompson, Yvonne
                                                  Thompson, Dominic Frost and
                                                  Ian Smith

         "Disclosure Letter"                      The letter having the same
                                                  date as this Agreement from
                                                  the Warrantors to the Buyer's
                                                  Solicitors qualifying the
                                                  Warranties

         "EBIT"                                   Earnings before interest and
                                                  tax

         "Effective Date"                         The opening of business on
                                                  30th November 1998 or such
                                                  earlier date as may be agreed
                                                  in writing between the Buyer
                                                  and Robert Thompson on behalf
                                                  of the Sellers, from which
                                                  date the Buyer and Sellers
                                                  acknowledge and agree that the
                                                  Buyer shall assume effective
                                                  control and management of
                                                  Midas

         "ERA"                                    The Employment Rights Act 1996

         "First Year"                             The financial year of Midas
                                                  ending on 30th November 1999

         "ICTA"                                   Income and Corporation Taxes
                                                  Act 1988

         "Insider"                                Any Seller, any past or
                                                  present Director of Midas,
                                                  and/or any person who is or
                                                  was at the relevant time
                                                  connected with any Seller or
                                                  any such Director

         "Intellectual Property Rights"           Any and all patents, trade
                                                  marks, service marks,
                                                  copyright, moral rights,
                                                  rights in a design, know-how,
                                                  confidential information and
                                                  all or any other intellectual
                                                  or industrial Property rights
                                                  whether or not registered or
                                                  capable of registration and
                                                  whether subsisting in the
                                                  United Kingdom or any other
                                                  part of the world together
                                                  with all or any goodwill
                                                  relating or attached thereto

         "Laws" All or any applicable law (whether criminal, civil or administrative), common law, judgment, court order, statute, statutory instrument, regulation, Directive,
                                                  European Community decision
                                                  (insofar as legally binding),
                                                  bye-law, treaty, government
                                                  circular, code of practice and
                                                  guidance notes, or instruction
                                                  or decision of any competent
                                                  regulatory body in force at
                                                  Completion

         "Loan Notes"                             Loan Notes to be issued by the
                                                  Buyer in accordance with
                                                  clause 4

         "Midas"                                  Midas Computer Software
                                                  Limited, registered number
                                                  03168419, whose registered
                                                  office is c/o Grant Thornton,
                                                  Enterprise House, 115 Edmund
                                                  Street, Birmingham B3 2HJ

         "Millennium Compliant"                   The meaning set out or
                                                  referred to in paragraph 15.1
                                                  of Schedule 4

         "Nasdaq National Market"                 The Nasdaq National Market of
                                                  the United States of America

         "Net Assets"                             The issued share capital of
                                                  Midas plus or minus the amount
                                                  standing to the credit of or
                                                  debited to reserves (including
                                                  profit and loss account), as
                                                  shown in the Completion
                                                  Statement

         "Oracle"                                 Oracle Corporation UK Limited

         "Pension Schemes"                        The Midas Computer Software
                                                  Limited Group Personal Pension
                                                  Plan provided by Standard life
                                                  and the Exsel Plus Executive
                                                  Pension Plan provided by
                                                  Scottish Equitable

         "Properties"                             The properties specified in
                                                  Schedule 3 and each and every
                                                  part of such properties

         "Retention Fund"                         The monies described as such
                                                  in Clause 3.1.2

         "R Thompson No 1 Trust"                  The Robert William Thompson
                                                  Discretionary Settlement No 1
                                                  dated with today's date and
                                                  made between Robert Thompson
                                                  (1) and Robert Thompson and
                                                  Yvonne Thompson (2)

         "R Thompson No 2 Trust"                  The Robert William Thompson
                                                  Discretionary Settlement No 2
                                                  dated with today's date and
                                                  made between Robert Thompson
                                                  (1) and Robert Thompson and
                                                  Yvonne Thompson (2)

         "R Thompson No 3 Trust"                  The Robert William Thompson
                                                  Discretionary Settlement No 3
                                                  dated with today's date and
                                                  made between Robert Thompson
                                                  (1) and Robert Thompson and
                                                  Yvonne Thompson (2)

         "Robert Thompson"                        Robert William Thompson

         "Yvonne Thompson"                        Yvonne Jayne Thompson

         "Second Year"                            The financial year of Midas
                                                  ending on 30th November 2000

         "Sellers' Solicitors"                    Wragge & Co. of 55 Colmore
                                                  Row, Birmingham, B3 2AS

         "Service Contracts"                      The service contracts in the
                                                  agreed terms to be entered
                                                  into between Midas and Robert
                                                  Thompson, Yvonne Thompson,
                                                  Dominic Frost, Ian Smith and
                                                  John Bressey

         "the Shares"                             All the issued shares in the
                                                  capital of Midas

         "Stock"                                  Stocks (as defined in
                                                  Statement of Standard
                                                  Accounting Practice No. 9
                                                  adopted by the

                                                  Accounting Standards Board) of
                                                  Midas including but not
                                                  limited to raw materials,
                                                  components, finished goods and
                                                  consumables;

         "Tax Covenant"                           The Covenant contained in Part
                                                  2 of Schedule 5

         "Tier Shares"                            Class B Common Stock shares in
                                                  Tier Technologies Inc.

         "Third Year"                             The financial year of Midas
                                                  ending on 30th November 2001

         "The Trusts"                             The R Thompson No 1 Trust, the
                                                  R Thompson No 2 Trust and the
                                                  R Thompson No 3 Trust

         "Warranties"                             The warranties set out or
                                                  referred to in clause 6,
                                                  Schedule 4 and Part 3 of
                                                  Schedule 5;

         "Warrantors"                             Robert Thompson and Yvonne
                                                  Thompson both in their
                                                  individual capacities and in
                                                  their capacity as trustees of
                                                  the Trusts and the other A
                                                  Sellers;

         "Work in Progress"                       Work done pursuant to a client
                                                  contract but not yet billed

1.2 references to any statute or statutory provisions will, unless the context otherwise requires, be construed as including references to any earlier statute or the corresponding provisions of any earlier statute, whether repealed or not, directly or indirectly amended, consolidated, extended or replaced by such statute or provisions, or re-enacted in such statute or provisions, and to any subsequent statute or the corresponding provisions of any subsequent statute in force at any time prior to Completion directly or indirectly amending, consolidating, extending, replacing or re-enacting the same, and will include any orders, regulations, instruments or other subordinate legislation made under the relevant statute or statutory provisions prior to Completion;

1.3 references to persons will be construed so as to include bodies corporate, unincorporated associations and partnerships;

1.4 references to a document being "in the agreed terms" will be construed as references to that document in the form agreed and initialled by or on behalf of the Sellers and the Buyer;

1.5 save where expressly stated to be made severally but not jointly, all covenants, agreements, undertakings, indemnities, representations and warranties on the part of two or more persons are given or made by such persons jointly and severally;

1.6 references to clauses and Schedules are to clauses of and Schedules to this Agreement, and references to paragraphs are to paragraphs in the
         Schedule in which such references appear;

1.7 the Schedules form part of this Agreement and will have the same force and effect as if expressly set out in the body of this Agreement; and

1.8 the headings to the clauses of this Agreement and to the paragraphs of the Schedules will not affect its construction.

2.       Sale and purchase
         -----------------

2.1 Each of the Sellers will sell with full title guarantee, and the Buyer will buy, the number of the Shares specified opposite that Seller's name in Schedule 1.

2.2 Each of the Shares will be sold and bought free from any claim, charge, lien, encumbrance, equity or third party right, and with all rights attached or accruing to it including all rights to any dividends or other distributions declared, made or paid after the Effective Date.

2.3 Each of the Sellers waives all rights of pre-emption over any of the Shares conferred by the articles of association of Midas or otherwise.

2.4 The Buyer will not be obliged to complete the purchase of any Share unless the purchase of all the Shares is completed simultaneously.

2.5      The effective date of the sale and purchase shall be the Effective
         Date.

3.       Consideration For A Shares and C Shares
         ---------------------------------------

3.1 The consideration for the sale of the A Shares will, subject to adjustment after Completion as provided in Schedule 7 and as hereinafter provided, be:-

         3.1.1 the sum of (pound)1,250,000 (One million two hundred and fifty thousand Pounds) which shall be allocated between the relevant Sellers as shown in Part 1 of Schedule 1 and paid on Completion and

         3.1.2 the sum of(pound)200,000 (two hundred thousand Pounds - the "Retention Fund") which shall be dealt with in accordance with Schedule 6.

3.2 If the EBIT for the period from the Effective Date to 31 December 1998 (both dates inclusive - which shall be calculated in accordance with Clause 4.3) is more than (pound)50,000, the consideration payable for the A Shares shall be increased in aggregate by (pound)1 for every (pound)1 of the excess and such additional consideration shall be allocated amongst the relevant Sellers pro rata to the amounts set out in Part 1 of Schedule 1.

3.3 The consideration for the sale of the C Shares will, subject to adjustment after Completion as provided in Schedule 7 and as hereinafter provided, be the issue on Completion of such number of Tier Shares as is equal to the sum of (pound)400,000 divided by the average US dollar closing price of the Tier Shares on the Nasdaq National Market for the five trading days immediately preceding today's date (the "Issue Price") converted into Pounds Sterling using the closing exchange rate quoted by Lloyds Bank plc for transactions of a similar size for the day immediately preceding today's date, which shall be allocated between the relevant Sellers in the ratios set out in Part 2 of Schedule 1 (save that fractional entitlements shall be ignored).

         Provided, that if on the third anniversary of Completion, any of the Sellers named in Part 2 of Schedule 1 (or his or her family members or related trusts) still owns any of such Tier Shares as are issued to him or her (and/or any replacement shares following any reorganisation of the Buyer's share capital and/or any shares resulting from a stock split or stock dividend), and if the average US dollar closing price of a Tier Share (and/or any replacement share following any reorganisation of the Buyer's share capital and/or any shares resulting from a stock split) on the Nasdaq National Market (or on any other stock exchange on which they are then listed, if Tier Shares (and/or such other shares) are not then listed on the Nasdaq National Market) for the twenty trading days immediately preceding such third anniversary, (or if earlier the date on which Tier Shares (and/or such other shares ceased to be listed on any stock exchange), (the "New Issue Price") is less than twice the Issue Price (any such shortfall being described below as the "Value Deficit"), the Buyer shall, within 20 Business Days of such third anniversary, either:

         (1) issue to each such Seller such number of additional Tier Shares as together have a value (at the New Issue Price) equal to the aggregate of the Value Deficits on each such Tier Share (and any replacement shares following any reorganisation of the Buyer's share capital and/or any shares resulting from a stock split or stock dividend) as are still owned by such Seller (or his or her family members or related trusts) on the third anniversary of Completion; or at its election

         (2) pay all or any portion of the aggregate of such Value Deficits in cash

         Provided further that if there is any consolidation or subdivision, capitalisation, rights or similar issue of Tier Shares, the Issue Price for such Tier Shares (and any bonus or replacement shares) shall be adjusted in such way as is agreed between the Buyer and Robert Thompson (on behalf of the relevant Sellers and who is irrevocably appointed by them for this purpose) and failing agreement in such way as may be determined by an independent accountant appointed in the manner set out in clause 4.5.1 to give effect to the intention of this clause 3.3.

3.4 Any cash sum payable to any of the Sellers under clause 3.1 shall be paid by way of (either) a CHAPS transfer from a Clearing Bank to the client account of the Sellers' Solicitors with Lloyds Bank Plc, Colmore Row, Birmingham, sort code 30 00 03, account number 0660947 or by such other method as may be agreed between the parties. The Sellers' Solicitors are authorised to receive the Consideration on behalf of the Sellers and payment to them will be a good and sufficient discharge to the Buyer and the Buyer will not be further concerned as to the application of the moneys so paid.

3.5 If any of the Retention Fund shall become payable to the Buyer in accordance with Schedule 6, or if any sum is payable to the Buyer under
         Schedule 7, the consideration for the A Shares shall be abated by the amount so payable, but without prejudice to the right of the Buyer to recover any excess not recovered out of the Retention Fund. If the amount repayable exceeds the consideration for the A Shares the balance shall be repaid by the Sellers named, and in the proportions set out, in Part 2 of Schedule 1 by way of abatement in the consideration for the C Shares.

4.       Consideration For B Shares
         --------------------------

4.1 Within 90 days of the end of each of the First Year, Second Year and Third Year (or if later within 7 days of the date on which the relevant calculations under clause 4.3 become binding) and subject to achievement of both the minimum revenue and EBIT targets set out in
         Part 4 of Schedule 1 for that year (as adjusted from time to time in accordance with clause 4.6, if applicable), the Buyer shall pay additional consideration for the B Shares (in the form of Loan Notes and Tier Shares) as set out in such Part 4, which shall be allocated amongst the relevant Sellers (the "B Sellers") as shown in Part 3 of
         Schedule 1

         Provided that the Buyer shall have the option to issue Loan Notes instead of all or any of such Tier Shares on a (pound)1 for (pound)1 basis And Provided Further that it shall do so as regards any Tier Shares then due for issue if at any anniversary date specified in Part 4 of Schedule 1 Tier Shares are not listed on any stock exchange, unless the delisting was referable to an acquisition of the Buyer or a merger of it with another company and the acquiring or surviving company is itself quoted on a stock exchange, in which case the Buyer shall instead have the option to satisfy the relevant consideration either in Loan Notes or by procuring the issue of shares in the acquiring or surviving company having the same value (calculated on the basis above) as the amount otherwise payable in Tier Shares.

         In addition, if the Maximum Over Achievement Targets set out in Part 4 of Schedule 1 (as adjusted from time to time in accordance with clause 4.6, if applicable) are achieved in each year, the amount of Loan Notes and Tier Shares to be issued in respect of the third year shall each be increased by (pound)231,250 (Two hundred and thirty one thousand two hundred and fifty Pounds) worth.

         The number of Tier Shares (or shares in an acquiring or surviving Company as appropriate) issued as additional consideration shall be calculated by dividing the Tier Shares amount specified in Part 4 of
         Schedule 1 (converted to U.S. dollars using the exchange rate quoted by Lloyds Bank plc for transactions of a similar size for the day immediately preceding today's date) by the average closing price of a Tier Share (or other share as appropriate) on the Nasdaq National Market (or if the Tier Shares or other shares are not listed on such market any other stock exchange on which they are listed) for the five trading days immediately preceding the relevant anniversary date. Fractional entitlements shall be ignored.

4.2 In addition to the additional consideration (if any) payable under clause 4.1 for any year, the Buyer shall pay an amount equal in aggregate to 0.01%(one one hundredth of one per cent) of EBIT for the relevant year to the B Sellers. Such amount shall be allocated between them in the ratios set out in such Part 3 by the issue of Loan Notes.

4.3 Subject to clause 4.6, the EBIT and revenue for the purposes of any relevant period under clauses 3.2 and 4.2 shall mean the profits (less losses) before interest and taxes and the revenue respectively shown by the profit and loss account of Midas (agreed or certified in accordance with clause 4.5) for that period, which shall be prepared in accordance with the same bases and policies of accounting applied for the purposes of the Accounts insofar as they are not inconsistent with accounting principles generally accepted in the United Kingdom, including Accounting Standards, and with such accounting principles where they are inconsistent, provided that they shall be adjusted so far as necessary to take account of the following matters:

         4.3.1     no deduction shall be made for taxation on profits;

         4.3.2 no deduction shall be made for any interest or other fee for the provision of any working capital provided by the Buyer up to levels consistent with the revenue and EBIT targets in
                   Part 4 of Schedule 1 (as adjusted from time to time in accordance with clause 4.6, if applicable); or for any other charge levied by the Buyer to the extent (if at all) that it is not made on arm's length terms;

         4.3.3 profits and losses shall be calculated after exceptional items and before extraordinary items (as defined in Financial Reporting Standard number 3 adopted by the Accounting Standards Board) and the proceeds of any keyman insurance policy taken out under clause 7.6 and the costs of the same shall be disregarded;

         4.3.4 any profit or loss on the disposal of any fixed assets (including without limitation any Intellectual Property Rights (as defined in Schedule 4) or any interest in the Property) shall be excluded;

         4.3.5 the effects of any increased depreciation charges resulting from any revaluation of any fixed assets due to this transaction shall be excluded;

         4.3.6 any expenses for which Midas is liable but which are gratuitously met by any of the Sellers shall be deducted;

         4.3.7 profits and losses from the Buyer's other business operations that may be consolidated into Midas shall be excluded;

         4.3.8 any costs incurred by Midas (with the Buyer's approval) in relation to the preparation of the Completion Statement or the preparation of any revenue or EBIT statements required under this clause or as referred to under clause 9.4 shall be disregarded (except in the latter case for any part of such costs as would anyway have been incurred in relation to the annual audit of Midas' accounts).

4.4 The B Sellers irrevocably confirm that any consent or approval given by Robert Thompson or his survivor for the purposes of any calculation under this clause shall be binding on all of them.

4.5      The Buyer shall procure that:

         4.5.1 as soon as reasonably practicable following the end of each of the First Year, the Second Year and the Third Year, and in any event within 60 Business Days thereof, a calculation of the EBIT and revenue for that year is prepared in accordance with the foregoing and delivered to Robert Thompson or his survivor. Such calculations shall be binding on the B Sellers unless Robert Thompson gives written notice to the Buyer of a disputed amount within 30 Business Days after the delivery of the relevant calculations to Robert Thompson or his survivor, requiring such figures to instead be certified by a single independent chartered accountant or an independent firm of chartered accountants to be agreed upon between the relevant parties or (in default of such agreement) to be selected (at the instance of any of them) by the President for the time being of the Institute of Chartered Accountants in England and Wales. Any such chartered accountant or firm of chartered accountants (whose costs shall be paid as he or they shall direct) shall act as expert (and not as arbitrator) in connection with the giving of such certificate, which shall be binding

                   Provided Always that any notice in respect of a disputed amount involving less than (pound)10,000 shall only be valid if it would result in additional consideration being payable (where none would otherwise have been payable) or an increase in the level of additional consideration, if the objection is upheld.

         4.5.2 Robert Thompson (as representative of the B Sellers) and his professional advisers shall have such access to the books and accounts of Midas and such other relevant information as shall be reasonably requested by him to enable him to assess the calculations referred to in clause 4.5.1.

4.6 If the Buyer takes any action in respect of Midas which materially adversely impairs Midas' ability to generate revenue or EBIT during the periods up to 30th November 2001 and Robert Thompson (as representative of the B Sellers), gives written notice to the Buyer within 30 days of becoming aware of the taking of such action, or that such action might materially adversely impair Midas' ability to generate revenue or EBIT, indicating that he believes that an adjustment to the targets set out in Part 4 of Schedule 1 is appropriate in consequence, the parties shall seek to negotiate an adjustment to such targets. If no adjustment is agreed within 30 days of the giving of such notice, either the Buyer or Robert Thompson may require the matter to be referred to a single independent chartered accountant or an independent firm of chartered accountants to be selected as provided in clause 4.5.1. Any such chartered accountant or firm of chartered accountants (whose costs shall be paid as he or they shall direct) shall act as expert (and not as arbitrator) and his or its decision on whether an adjustment or adjustments is/are appropriate and if so what that adjustment (or those adjustments) should be shall be binding on the parties.

4.7 Any Loan Notes issued by the Buyer under this clause shall be issued in the form set out in Schedule 9 subject to such amendments as the Buyer may reasonably propose as required under the US Securities Act or other relevant laws or regulations and shall be guaranteed from the date of issue for a period of 7 years by a Clearing Bank or by any other bank reasonably acceptable to the B Sellers on such terms as may be reasonably acceptable to Robert Thompson on behalf of the B Sellers.

4.8 Notwithstanding any other provision of this Agreement, the obligation of the Buyer to issue any Loan Notes or Tier Shares to Robert Thompson and Yvonne Thompson in their capacity as Trustees of the R Thompson No 1 and No 3 Trusts or their successors in title in relation to any consideration from time to time due to such Trusts or anybody acquiring title from them shall be subject to the precondition that they shall first have indemnified Midas or any relevant associated Company of the Buyer to the Buyer's reasonable satisfaction from and in respect of all sums which are or may become payable by Midas or any such associate or for which it may be or become accountable in respect of Schedule E income taxation and/or national insurance contributions (and/or any similar taxes and imposts) in relation to any appropriation or distribution already made or which may thereafter be made by them, to or in favour of any person who at any relevant time is or has been employed by Midas or any such associate or who is or has been a Director of Midas or such associate. The obligation to pay any amounts due under any such Loan Notes shall be similarly qualified.

4.9 Robert Thompson and Yvonne Thompson hereby agree that no distribution shall be made out of the R Thompson No 1 and No 3 Trusts at any time after the expiry of 180 days following the end of the Third year in favour of any person who at any relevant time is or has been employed by Midas or any associated Company of the Buyer or who is or has been a Director of Midas or any such associate and further agree with the Buyer (as trustee for Midas and its associated companies) that they will indemnify Midas and such associates against any Schedule E income taxation and/or national insurance contributions (and/or any similar taxes and imposts) payable by it or any of them as described in clause
         4.7 to the extent that they have not been reimbursed under that clause.

5.       US Securities Laws
         ------------------

5.1 Under applicable securities laws, any Tier Shares issued as consideration for the B Shares or the C Shares shall be restricted and non-transferrable at issue but may become transferable once certain conditions under the Securities Act of the United States are satisfied.

5.2 The Sellers of the B Shares and the C Shares understand and acknowledge that the Tier Shares and the Loan Notes issued under this Agreement (the "Securities") will not be registered under the US Securities Act on the grounds that the offering and issuance of the Tier Shares and Loan Notes are exempt from registration pursuant to Regulation S of the Securities Act of 1993, as amended and that the Buyer's reliance upon such exemption is predicated upon the truth and accuracy of representations given by each of such Sellers in this clause 5.

5.3 The Sellers of the B shares and C shares severally but not jointly represent that each is not a US Person and is not acquiring the Securities for the account or benefit of a US Person (as defined in Regulation S promulgated under the Securities Act ("Regulation S"), has signed this Agreement outside the United States and has received the offer to purchase and completed the purchase of the Securities outside of the United States.

5.4 Each relevant Seller understands and acknowledges that (i) the Securities have not been registered under the Securities Act and may not be offered or sold in the United States or to, or for the account or benefit of, any US Person unless such securities are registered under the Securities Act or such offer or sale is made pursuant to an exemption from the registration requirements of the Securities Act and
         (ii) the Securities are being distributed by the Buyer pursuant to the terms of Regulation S, which permits securities to be sold to non-US Persons in "offshore transactions" (as defined in Regulation S), subject to certain terms and conditions.

5.5 Each relevant Seller acknowledges that for a period of one year following Completion ("the Restricted Period") each relevant Seller shall not (i) engage in any activity for the purpose of, or which may reasonably be expected to have the effect of, conditioning the market in the United States for the Securities or (ii) unless such Securities are registered under the Securities Act or an exemption from the registration requirements of the Securities Act is available, offer, sell or transfer the Securities in the United States or to, or for the account or benefit of a US Person. Each relevant Seller understands that the Securities or any interest therein are only transferable on the books and records of the transfer agent and registrar of the Buyer. Each relevant Seller further understands that such transfer agent and registrar will not register any transfer of the Securities during the Restricted Period which the Buyer reasonably believes violates the restrictions set forth in this paragraph (c), and that the Buyer acting in good faith may place stop transfer orders with its transfer agent with respect to certificates representing the Securities to reflect the restrictions set forth in this clause 5.5.

5.6 Unless the Securities shall first have been registered under the Securities Act any proposed offer, sale or transfer during the Restricted Period of any of the Securities shall be subject to the condition that each Relevant Seller must deliver the Buyer (i) a written certification that neither record nor beneficial ownership of the Securities has been offered or sold in the United States to, or for the account or benefit of any US Person (ii) a written certification of the proposed transferee that such transferee (or any account for which such transferee's own account (or an account over which he or she has investment discretion), and that such transferee is knowledgeable of and agrees to be bound by the restrictions on, re-sale set forth in this section and Regulation S during the Restricted Period, and (iii) a written opinion of United States counsel, in form and substance reasonably satisfactory to the Buyer, to the effect that the offer, sale and transfer of such Securities are exempt from registration under the Securities Act.

5.7 Each relevant Seller agrees that for the duration of the Restricted Period and until such time thereafter as the Buyer shall have received a written opinion of United States counsel, in form and substance reasonably satisfactory to the Buyer, to the effect that the Securities are no longer "restricted securities" within the meaning of Rule 144(a)(5) of the Securities Act, the stock certificate representing the Securities shall bear any legend required by the Securities Act of 1993, as amended, the Commissioner of Corporations of the State of California or required pursuant to any state, local or foreign law governing such Securities, without limitation the certificates shall bear the following legend:

                   The Securities represented by this certificate may not be offered, sold or transferred except in accordance with the provisions of Regulations S (Rule 901 through Rule 905, and the Preliminary Notes) under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to registration under the Securities Act or pursuant to an available exemption from registration.

5.8 The Buyer warrants that the Tier Shares to be issued hereunder have been duly authorised and that when issued and delivered in accordance with the terms hereof they will be validly issued, fully paid and non assessable and free of pre-emptive rights and will rank for dividends and distributions and the Loan Notes when issued will be validly issued.

6.       Warranties/Indemnity
         --------------------

6.1      The Warrantors:

         6.1.1 warrant to the Buyer as at today's date in the terms of the Warranties, provided however that the Buyer will not be entitled to claim that any fact or combination of facts constitutes a breach of any of the Warranties if and to the extent that such fact or combination of facts has been fairly disclosed in the Disclosure Letter;

         6.1.2 agree that the Buyer is entering into this Agreement in reliance on each of the Warranties and that save as provided in clause 6.1.1 no information of which the Buyer has knowledge (actual or constructive) will prejudice any claim made by the Buyer in respect of the Warranties or will operate to reduce any amount recoverable in respect of any breach of any of the Warranties or will operate to prevent any claim being made by the Buyer for any breach by the Warrantors of the covenants implied by the Law of Property (Miscellaneous Provisions) Act 1994;

         6.1.3 undertake that, in the event of any claim being made against any of them whether under the Warranties or otherwise in connection with the sale of the Shares to the Buyer, they will not make any claim against Midas, or against any Director or employee of Midas, on which or on whom any of them may have relied before agreeing to any term of this Agreement or authorising any statement in the Disclosure Letter, but so that this undertaking will not preclude any Warrantor from claiming against any other Warrantor under any right of contribution or indemnity to which such Warrantor may be entitled.

6.2 Without restricting the rights of the Buyer or the ability of the Buyer to claim damages on any basis available to it, the Warrantors undertake to the Buyer that in the event of a breach of paragraph 10.3 of
         Schedule 4 the Warrantors will, forthwith on demand by the Buyer, pay to the Buyer or Midas (as the Buyer directs) in cash an amount equal to the aggregate of the sums (if any) which remain outstanding in respect of the debts which are the subject of the Warranty in paragraph 10.3 of
         Schedule 4 (or if less the amount included in the Completion Statement in respect of such debts) provided that, upon such payment by the Warrantors, the Buyer will, if requested so to do, procure the assignment of such debts (to the extent to which sums remain outstanding in respect of them) to the Warrantors or such one or more of them as will have made payment to the Buyer or Midas in accordance with this clause 6.2 (the costs and expenses relating to such assignment being borne by the assignee(s)).

6.3 Each of the Warranties will be construed as a separate Warranty and will not be limited or restricted by reference to, or inference from, the terms of any other Warranty or any other term of this Agreement.

6.4 In this Agreement, unless otherwise specified, where any Warranty refers to the knowledge, information, belief or awareness of the Warrantors (or similar expression), each Warrantor will be deemed to have such knowledge, information, belief or awareness as such Warrantor would have obtained had such Warrantor made all reasonable enquiries into the subject matter of that Warranty and the knowledge, information, belief and awareness of any one of the Warrantors shall be imputed to the remaining Warrantors.

6.5 The Warrantors shall indemnify Midas against any liability arising after the Effective Date in respect of the Property known as Shaw Dene House, 17-19 Bridge Street, Hungerford, Berkshire and against any liability and any associated costs in connection with any claim made against Midas by Roger Pickett in connection with the matter described in the Disclosure Letter against Warranty 26.1.

6.6 Notwithstanding any other provision of this Agreement, the liability of the Warrantors in respect of the Warranties shall be limited in accordance with Schedule 8.

6.7      The Buyer acknowledges that:

         6.7.1 this Agreement and the documents referred to in it set forth the entire agreement between the parties with respect to the subject matter covered by it and supersede and replace all prior communications, drafts, representations, warrants stipulations, undertakings and agreements of whatsoever nature, whether oral or written between the parties relating thereto;

         6.7.2 it does not enter into this Agreement in reliance on any warranty, representation, undertaking, stipulation or agreement other than those contained in this Agreement;

         6.7.3 its only remedies with respect to the subject matter covered by this Agreement are for breach of contract;

         6.7.4 it has no right to rescind this Agreement either for breach of contract or for negligent or innocent misrepresentation;

         6.7.5 without prejudice to the generality of the foregoing, the Buyer waives any right or remedy it may have against the Sellers, in respect of any statement (whether oral or written) of fact or opinion whatsoever. including any untrue or misleading statement, warranty or representation express or implied, made to the Buyer or its agents, officers or employees during the negotiation of or otherwise in connection with this Agreement save for any warranty representation, undertaking, stipulation or agreement expressly contained in this Agreement;

                   Provided that the provisions of this clause 6.7 will not exclude any liability which any of the Sellers would otherwise have to the Buyer or any right which the Buyer may have to rescind this Agreement in respect of any fraud by any of the Sellers prior to the execution of this Agreement.

6.8 The Buyer warrants to the Warrantors that it is not aware of any matter having read the draft report prepared for the Buyer by Price WaterhouseCoopers for the purpose of the proposed acquisition of the Shares which (on the basis of the information currently known to it) would enable it to make a claim under the Warranties.

6.9 The Buyer will indemnify the Sellers or any of them for any liabilities under any guarantees given by them to secure finance or the use of assets by Midas except to the extent the liability of Midas should properly have been provided for in the Completion Statement.

7.       Restrictive covenants
         ---------------------

7.1 For the purpose of assuring to the Buyer, the full benefit of Midas and in consideration for the Buyer agreeing to buy the Shares on the terms of this Agreement, each of Robert Thompson and Yvonne Thompson undertakes to the Buyer that he/she will not, without the prior written consent of the Buyer, whether directly or indirectly and whether alone or in conjunction with, or on behalf of, any other person and whether as principal, shareholder, Director, employee, agent, consultant, partner or otherwise within the United Kingdom during the period of 3 years immediately following Completion, be engaged, concerned or interested in, or provide technical, commercial or professional advice to, any other business which supplies goods and/or services which are competitive with or of the type supplied by Midas at Completion; provided that this restriction shall not apply to prevent either Robert Thompson or Yvonne Thompson from holding shares or other securities in any Company which are quoted, listed or otherwise dealt in on a recognised stock exchange or other securities market and which confer not more than 1 per cent of the votes which could be cast at a general meeting of such Company.

7.2 For the purpose of assuring to the Buyer, the full benefit of Midas and in consideration for the Buyer agreeing to buy the Shares on the terms of this Agreement, each of Dominic Frost and Ian Smith undertakes to the Buyer that he will not, without the prior written consent of the Buyer, directly or indirectly, and whether alone or in conjunction with, or on behalf of, any other person and whether as principal, shareholder, Director, employee, agent, consultant, partner or otherwise within the United Kingdom during the period of 1 year immediately following Completion, be engaged, concerned or interested in, or provide technical, commercial or professional advice to, any other business which is in direct competition with Midas in the business environment in which Midas operates at Completion; provided that this restriction shall not apply to prevent either Dominic Frost and Ian Smith from holding shares or other securities in any Company which are quoted, listed or otherwise dealt in on a recognised stock exchange or other securities market and which confer not more than 1 per cent of the votes which could be cast at a general meeting of such Company.

7.3 For the purpose of assuring to the Buyer the full benefit of Midas and in consideration for the Buyer agreeing to buy the Shares on the terms of this Agreement, each of the Covenantors undertakes to the Buyer that during the period of three years immediately following Completion, he/she will not, without the prior written consent of the Buyer, whether directly or indirectly and whether alone or in conjunction with, or on behalf of, any other person and whether as principal, shareholder, Director, employee, agent, consultant, partner or otherwise:

         7.3.1 canvass, solicit or approach, or cause to be canvassed, solicited or approached, for orders any person who at any time during the 12 months immediately preceding the date of Completion is or was:-

         7.3.1.1 negotiating with Midas for the supply by Midas of goods or services; or

         7.3.1.2   a client or customer of Midas; or

         7.3.1.3   in the habit of dealing with Midas,

                   where the orders relate to goods and/or services which are competitive with or of the type supplied by Midas at any time during the 12 months immediately preceding the date of Completion;

         7.3.2 deal or contract with any person who at any time during the 12 months immediately preceding the date of Completion is or was:-

         7.3.2.1 negotiating with Midas for the supply by Midas of goods or services; or

         7.3.2.2   a client or customer of Midas; or

         7.3.2.3   in the habit of dealing with Midas,
                   where the dealing or contracting relates to goods and/or services which are competitive with or of the type supplied by Midas at any time during the 12 months immediately preceding the date of Completion;

         7.3.3 solicit or entice, or endeavour to solicit or entice, away from Midas, or employ, any person employed by, or who is or was a consultant to, Midas at Completion or at any time during the period of 6 months immediately preceding the date of Completion (provided that this clause shall not prevent the making of routine advertisements in the trade and national press if it is clear that they are not aimed specifically at employees or consultants of Midas);

         7.3.4 use in connection with any business any name which includes the name of Midas or any colourable imitation of it.

7.4 Each of the Covenantors acknowledges that he/she has information in respect of the business and financing of Midas and its dealings, transactions, affairs, plans and proposals, all of which information is, or may be, secret or confidential and important to Midas. In this clause 7 such information is called "Confidential Information" and includes, without limitation, confidential or secret information relating to Midas' trade secrets, know-how, ideas, business methods, finances, prices, business plans, marketing plans, development plans, manpower plans, sales targets, sales statistics, customer lists, customer relationships, computer systems and computer software. Each of the Covenantors further acknowledges that the disclosure of Confidential Information (whether directly or indirectly) to actual or potential competitors of Midas would place it at a competitive disadvantage and would do damage (whether financial or otherwise) to its business. Each of the Covenantors accordingly agrees to enter into the restrictions contained in clause 7.5.

7.5 Each of the Covenantors undertakes that he/she will not at any time after Completion:

         7.5.1 disclose to any person except to those authorised by Midas to know;

         7.5.2 use for his/her own purposes or for any purposes other than those of Midas; or

         7.5.3 through any failure to exercise all due care and diligence cause or permit any unauthorised disclosure of, any Confidential Information, provided that these restrictions on each Warrantor will cease to apply to information which (otherwise than through the default of any Warrantor) becomes available to the public generally.

7.6 The parties agree that each of the undertakings set out in this clause 7 is separate and severable and enforceable accordingly and if any one or more of such undertakings or part of an undertaking is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings or remaining part of the undertakings will continue in full force and effect and will bind each of the Covenantors.

7.7 If this Agreement or any wider arrangement of which it forms part constitutes an agreement, particulars of which are required to be furnished to the Director General of Fair Trading pursuant to section 24 of the Restrictive Trade Practices Act 1976, then none of the parties shall give effect to or enforce or purport to enforce any restriction by virtue of which the Agreement (or wider arrangement) is subject to registration until the day after relevant particulars have been duly furnished in accordance with section 24 of that Act.

7.8 The covenantors shall cease to be bound by the foregoing provisions of this clause 7:

         7.8.1 if an order shall be made or a resolution passed for the winding up of the Buyer (except for a voluntary members' winding-up approved in writing by the Covenantors);

         7.8.2 if an encumbrancer takes possession or a receiver is appointed of the whole or the substantial part of the assets or undertaking of the Buyer or if distress or execution is levied or enforced upon or against the whole or the substantial part of the assets of the Buyer and is not discharged, paid out, withdrawn or removed within 28 days;

         7.8.3 if the Buyer is deemed for the purposes of section 123 Insolvency Act 1986 (or its US equivalent) to be unable to pay its debts or compounds or proposes or enters into any re-organisation or special arrangement with its creditors generally;

         7.8.4 if default shall be adjudged or agreed such agreement not to be unreasonably withheld or delayed to have been made by Midas or the Buyer in the performance or observance of any material covenant, condition or provision binding on it under this Agreement and Midas or the Buyer (as appropriate) shall fail to perform fully or make good the breach of such covenant, condition or provision within 28 days from receipt of notice in writing from a Covenantor requiring it to do so.

8.       Management of Midas
         -------------------

         During the period of three years following Completion:

8.1 Robert Thompson shall, so long as he still a full time employee of Midas under the terms of his Service Contract, have day to day operational control of Midas and shall report to the Chief Executive Officer or such other senior executive of the Buyer as such Chief Executive Officer shall designate;

8.2 The Buyer shall have ultimate managerial control over Midas but shall not unreasonably interfere in the management of Midas. Midas shall be treated as a separate profit centre of the Buyer. The Buyer shall direct the administrative and financial functions of Midas.

8.3 The growth of the Buyer's business in the United Kingdom relating to Oracle computer software programs and technical support services shall be through Midas.

8.4 Each of the Covenantors shall facilitate and cooperate fully with the timely preparation of audited accounts of Midas, pro forma statements and other reports as are required to be prepared by the Buyer under US securities laws, including the execution of a management representation letter to the Buyer's auditors in relation to such audits or reports in standard terms.

8.5 Robert Thompson and Yvonne Thompson shall indemnify Midas for all costs associated with the Exsel Plus Executive Pension Plan provided by Scottish Equitable (save for contributions due to such plan by Midas for the benefit of the members of such plan) and if so requested by the Buyer at any time, Robert Thompson and Yvonne Thompson will look at way to arrange for the plan to be wound up at no cost to Midas and for its assets to be transferred into personal pension plans for them. In the event that such plan is wound up any pension contributions subsequently required from Midas under the service agreements of Robert Thompson and Yvonne Thompson shall thereafter be paid into such personal plans.

9.       Completion
         ----------

9.1 The Covenantors shall procure that between the time of the execution of this Agreement and Completion, Midas will carry on business in the ordinary course and will not do anything which is not of a routine unimportant nature without the prior written consent of the Buyer. The Buyer shall assume effective control and management of Midas at the Effective Date. The following acts by Midas, or any agreement by Midas to do any of the following acts, shall, but without limitation, be deemed not to be of a routine unimportant nature:

         9.1.1 incurring any expenditure exceeding(pound)10,000 on capital account or entering into any commitment to do so;

         9.1.2 disposing of any part of its assets except Stock in the ordinary course of trading;

         9.1.3 borrowing any money except under its existing overdraft facilities from its bankers or making any payments out of or drawings on its bank account other than routine payments;

         9.1.4     entering into any guarantee or indemnity;

         9.1.5     entering into any unusual or abnormal Contract or commitment;

         9.1.6 granting any lease or third party right in respect of the Property or assigning or otherwise disposing of the same (or any part thereof);

         9.1.7     making any loan;

         9.1.8 entering into any leasing, hire purchase or other agreement or arrangement for payment on deferred terms;

         9.1.9 declaring, making or paying any dividend or other distribution;

         9.1.10    granting any security;

         9.1.11    appointing any additional Director;

         9.1.12 taking on new employees or terminating the employment of any employees or making any change in the terms or conditions of employment or pension benefits of any employees;

         9.1.13 permitting any insurance to lapse or doing anything which would make any policy of insurance void or voidable;

         9.1.14    creating or issuing any class of share or loan capital; and

         9.1.15    making any change in its business structure or organisation.

9.2 The sale and purchase of the Shares will be completed at the offices of the Buyer's Solicitors on 4 December 1998 or such earlier date as may be agreed in writing between the Buyer and Robert Thompson (on behalf of the Sellers), whereupon

         9.2.1     the Sellers will produce and deliver to the Buyer:

         9.2.1.1 duly executed transfers of the Shares in favour of the Buyer (or as it will direct) together with all relevant share certificates (or in the case of any lost certificate an indemnity satisfactory to the Buyer in relation to it) and together also with such waivers and consents as the Buyer may require to enable the Buyer and its nominee(s) to be registered as the holders of the Shares;

         9.2.1.2   [this clause has been intentionally deleted];

         9.2.1.3 the written resignation of Grant Thornton as auditors of Midas accompanied by the statement referred to in section 392 of the Act;

         9.2.1.4 the certificate of incorporation, any certificate(s) of incorporation on change of name, the common seal and the statutory books and registers (all entered up to date) of Midas;

         9.2.1.5 all deeds and documents relating to the title of Midas to the Property;

         9.2.1.6   all cheque books in current use of Midas;

         9.2.1.7 bank statements in respect of each account of Midas as at the close of business on the last Business Day prior to today's date (and updated to the Effective Date), together in each case with a reconciliation statement prepared by the Sellers to show the position as at today and the Effective Date (listing unpresented cheques drawn or received by Midas and standing orders payable since the date of such bank statements);

         9.2.1.8 all licences, certificates or other documents previously specified by the Buyer;

         9.2.1.9 all papers, books, records, keys, credit cards and other Property (if any) of Midas which are in the possession or under the control of the Sellers; and

         9.2.1.10  duly executed powers of attorney in the agreed terms;

         9.2.2     each Seller will:

         9.2.2.1 repay, and procure that any spouse or child of such Seller or any Company of which such Seller (and/or any such spouse or child) has control (as defined in section 840 Income and Corporation Taxes Act 1988) will repay, all amounts owed by him, her or it to Midas, whether due for payment or not;

         9.2.2.2 deliver to the Buyer a deed in the agreed terms acknowledging that neither such Seller nor any such spouse, child or Company has any claim against Midas (save for unpaid salary and expenses for the month of December) and that there is no agreement or arrangement (other than the relevant Seller's service agreement) under which Midas has any actual, contingent or prospective obligation (including, but not limited to, any obligation under any guarantee entered into by Midas) to or in respect of any of them; and

         9.2.2.3 in respect of any such agreement or arrangement as is referred to in clause 9.2.2.2 which previously existed deliver to the Buyer evidence of the release or termination of it in form satisfactory to the Buyer;

         9.2.3 the Sellers will procure that duly convened meetings are held at which:

         9.2.3.1 the transfers referred to in clause 9.2.1.1 (subject to stamping if not previously effected) are approved for registration in the books of Midas;

         9.2.3.2 the accounting reference date of Midas is changed to 30 September;

         9.2.3.3 any persons nominated by the Buyer are appointed as additional directors of Midas and any person nominated by the Buyer is appointed as secretary of Midas; and

         9.2.3.4 all existing instructions to the bankers of Midas are revoked and new instructions given to such bankers as the Buyer may nominate, in such form as the Buyer directs;

         9.2.4 the Sellers will procure that Robert Thompson, Yvonne Thompson, Dominic Frost, Ian Smith and John Bressey enter into and Midas and the Buyer will enter into the Service Contracts;

         9.2.5 the Buyer will pay in accordance with clause 3, that part of the Consideration which is payable to the Sellers on Completion and issue the Tier Shares due for issue under such clause (and share certificates in respect thereof within a further 10 days) and the Buyer and the Sellers shall take all such steps and give all such written instructions as are necessary or desirable or give effect to the provisions of
                   Schedule 6.

9.3 The Covenantors shall procure that management accounts of Midas for the period to 30th November 1998 are delivered to the Buyer on or before 10th December 1998 in such form as it may reasonably require for the purposes of compliance with the requirements of the Nasdaq National Market and US securities laws.

9.4 The Covenantors shall procure that Grant Thornton shall deliver a letter in the agreed terms to the Buyer. The Buyer and the Covenantors agree that if Grant Thornton charge Midas and/or the Buyer for their consent for the future use of historical financial statements of Midas which the Buyer may reasonably require for the purposes of compliance with the requirements of the Nasdaq National Market and US securities laws, then such costs shall be borne:

         9.4.1    as to be the first (pound)25,000, by the Buyer;

         9.4.2    as to be the second (pound)25,000, by the Covenantors; and

         9.4.3 as to any further sums, equally by the Buyer (as to 50%) and the Covenantors (as to 50%).

9.5 As soon as reasonably practicable following signature of this Agreement Robert Thompson shall take such steps as the Buyer shall reasonably request to enable the Buyer or Midas to buy keyman insurance (which shall be for the exclusive benefit of the Buyer or Midas as appropriate) in respect of him.

10.      Announcements
         -------------

         No announcement concerning the transactions contemplated by this Agreement or any matter ancillary to it and no disclosure of the terms of this Agreement will be made by the Sellers except with the prior written approval of the Buyer or by the Buyer (save as required by law or the regulations of the Securities Exchange Commission or the Nasdaq National Market) except with the prior written approval of any of the Sellers.

11.      Costs
         -----

         Each party to this Agreement will bear such party's own costs and expenses relating to the preparation and completion of this Agreement, except where otherwise expressly stated.

12.      Interest
         --------

         If any Seller becomes liable to pay the Buyer or Midas any sum pursuant to this Agreement, whether a liquidated sum or by way of damages or otherwise, such Seller will be liable to pay interest on such sum from the due date for payment at the annual rate of 3 per cent above the base lending rate from time to time of Lloyds Bank PLC, accruing on a daily basis until payment is made, whether before or after any judgment.

13.      Notices
         -------

13.1 Any demand, notice or other communication given or made under or in connection with this Agreement will be in writing.

13.2 Any such demand, notice or other communication will, if otherwise given or made in accordance with this clause 13, be deemed to have been duly given or made as follows:

         13.2.1 if sent by prepaid first class post, on the second Business Day after the date of posting or on the seventh Business Day in the case of a notice to the Buyer; or

         13.2.2 if delivered by hand, upon delivery at the address provided for in this clause 13; or

         13.2.3 if sent by facsimile, on the day of transmission provided that a confirmatory copy is, on the same Business Day that the facsimile is transmitted, sent by pre-paid first class post in the manner provided for in this clause 13, provided however that, if it is delivered by hand or sent by facsimile on a day which is not a Business Day or after 4 p.m. on a Business Day, it will instead be deemed to have been given or made on the next Business Day.

13.3 Any such demand, notice or other communication will, in the case of service by post or delivery by hand, be addressed (subject as provided in this clause 13) to the recipient at the recipient's address stated in this Agreement or at such other address as may from time to time be notified in writing by the recipient to the sender as being the recipient's address for service, provided that if it is given or made to the Sellers' Solicitors, it will be treated as validly given or made to all of the Sellers.

13.4 Any such demand, notice or other communication will, in the case of service by facsimile, be sent to the recipient or to any person service on whom (in accordance with the foregoing provisions of this clause 13) is deemed to be service on the recipient, using a facsimile number then used by the recipient or (as the case may be) such other person at an address which (in accordance with such provisions) could have been used for service by post.

13.5 The provisions of this clause 13 will not apply, in the case of service of process relating to any proceeding, suit or action, to the extent that such provisions are inconsistent with the Rules of the Supreme Court 1965.

14.      General
         -------

14.1 This Agreement will be binding on and will enure for the benefit of each party's successors, assigns and personal representatives (as the case may be).

14.2 Except insofar as the same have been fully performed at Completion, each of the agreements, covenants, obligations, warranties, indemnities and undertakings contained in this Agreement will continue in full force and effect notwithstanding Completion.

14.3 The parties agree that they will do all such acts and things and execute all such documents as may be required on or subsequent to Completion to vest in the Buyer legal and beneficial ownership of the Shares in accordance with this Agreement and otherwise to give effect to its terms.

14.4 Failure or delay by any party in exercising any right or remedy under this Agreement will not in any circumstances operate as a waiver of it, nor will any single or partial exercise of any right or remedy in any circumstances preclude any other or further exercise of it or the exercise of any other right or remedy.

14.5 Any waiver of any breach of, or any default under, any of the terms of this Agreement will not be deemed a waiver of any subsequent breach or default and will in no way affect the other terms of this Agreement.

14.6 The Buyer may release or compromise the liability of, or grant time or any other indulgence to, any person who is a party to this Agreement without in any way prejudicing or affecting the liability (whether joint and several or otherwise) of any other person who is a party to this Agreement.

14.7 In the event of any claim being made against the Sellers under the Warranties or Part 2 of Schedule 5, the Sellers shall not plead against such claim the Statute of Limitations Act 1980 or any other statute (present or future) directly or indirectly consolidating, extending, replacing or re-enacting the same, or any other rule of law relating to limitation of time in which an action can be brought or claim made; provided that this clause 14.7 is without prejudice to any express provision of this Agreement regarding time limits for notifying or making claims.

14.8 The rights and remedies expressly provided for by this Agreement will not exclude any rights or remedies provided by law.

14.9 This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, each of which so executed and delivered will be an original, but all the counterparts will together constitute one and the same agreement.

14.10 The formation, existence, construction, performance, validity and all aspects whatsoever of this Agreement or of any term of this Agreement shall be governed by English law. The English Courts shall have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

SIGNED by Robert William Thompson                )   /s/ Robert William Thompson
in the presence of: G J Spalding                 )

Witness' signature: /s/ G J Spalding

Name:               Wragge Co.
Address:            Birmingham

Occupation:         Solicitor


SIGNED by Yvonne Jayne Thompson                  )   /s/ Yvonne Jayne Thompson
in the presence of: G J  Spalding                )

Witness' signature: /s/ G J Spalding

Name:               Wragge Co.
Address:            Birmingham

Occupation:         Solicitor


SIGNED by Dominic Frost                          )   /s/ Dominic Frost
in the presence of: G J Spalding                 )

Witness' signature: /s/ G J Spalding

Name:               Wragge Co.
Address:            Birmingham

Occupation:         Solicitor


SIGNED by Raymond Frost                          )   /s/ Raymond Frost
in the presence of: G J Spalding                 )

Witness' signature: /s/ G J Spalding

Name:               Wragge Co.
Address:            Birmingham

Occupation:         Solicitor

SIGNED by Mary Frost                             )   /s/ Mary Frost
in the presence of: G J Spalding                 )

Witness' signature: /s/ G J Spalding

Name:               Wragge Co.
Address:            Birmingham

Occupation:         Solicitor


SIGNED by Marnie Brewster                        )   /s/ Marnie Brewster
in the presence of: G J Spalding                 )

Witness' signature: /s/ G J Spalding

Name:               Wragge Co.
Address:            Birmingham

Occupation:         Solicitor


SIGNED by Nicola Hitchin                         )   /s/ Nicola Hitchin
in the presence of: G J Spalding                 )

Witness' signature: /s/ G J Spalding

Name:               Wragge Co.
Address:            Birmingham

Occupation:         Solicitor

SIGNED by Ian Smith                              )   /s/ Ian Smith
in the presence of: G J Spalding                 )

Witness' signature: /s/ G J Spalding

Name:               Wragge Co.
Address:            Birmingham

Occupation:         Solicitor


SIGNED by Stewart John Smith                     )   /s/ Stewart John Smith
in the presence of: G J Spalding                 )

Witness' signature: /s/ G J Spalding

Name:               Wragge Co.
Address:            Birmingham

Occupation:         Solicitor


SIGNED by Elaine Marjorie Smith                  )   /s/ Elaine Marjorie Smith
in the presence of: G J Spalding                 )

Witness' signature: /s/ G J Spalding

Name:               Wragge Co.
Address:            Birmingham

Occupation:         Solicitor

SIGNED by Robert William Thompson                )   /s/ Robert William Thompson
as Trustee of the R Thompson No 1                )
Trust, the R Thompson No 2 Trust                 )
and the R Thompson No 3 Trust                    )
in the presence of: G J Spalding                 )

Witness' signature: /s/ G J Spalding

Name:               Wragge Co.
Address:            Birmingham

Occupation:         Solicitor


SIGNED by Yvonne Jayne Thompson                  )   /s/ Yvonne Jayne Thompson
as Trustee of the R Thompson No 1                )
Trust, the R Thompson No 2 Trust                 )
and the R Thompson No 3 Trust                    )
in the presence of: G J Spalding                 )

Witness' signature: /s/ G J Spalding

Name:               Wragge Co.
Address:            Birmingham

Occupation:         Solicitor


SIGNED by Fiona Cashman                          )   /s/ Fiona Cashman
in the presence of: G J Spalding                 )

Witness' signature: /s/ G J Spalding

Name:               Wragge Co.
Address:            Birmingham

Occupation:         Solicitor


SIGNED by Linda Birtles                          )   /s/ Linda Birtles
in the presence of: G J Spalding                 )

Witness' signature: /s/ G J Spalding

Name:               Wragge Co.
Address:            Birmingham

Occupation:         Solicitor

SIGNED by Joyce Thompson                         )   /s/ Joyce Thompson
in the presence of: G J Spalding                 )

Witness' signature: /s/ G J Spalding

Name:               Wragge Co.
Address:            Birmingham

Occupation:         Solicitor


SIGNED by           James L. Bildner             )   /s/ James L. Bildner
duly authorised to sign for and on               )
behalf of Tier Technologies Inc.                 )
in the presence of:  Nancy J. Bildner            )

Witness' signature: /s/ Nancy J. Bildner

Name:               Nancy J. Bildner
Address:            5 Boardman Ave.
                    Manchester, MA 01944

Occupation:         Housewife